UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 7, 2006

Targeted Genetics Corporation
(Exact name of registrant as specified in its charter)

Washington	0-23930	91-1549568
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1100 Olive Way, Suite 100, Seattle, Washington	98101
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code	(206) 623-7612

Not Applicable
(Former name or former address if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement.

     On December 7, 2006, Targeted Genetics Corporation and Amsterdam Molecular Therapeutics B.V., or AMT, entered into a non-exclusive license agreement, or the License Agreement. Under the License Agreement, Targeted Genetics granted AMT a non-exclusive sublicense with respect to two patents issued to the University of Pennsylvania and exclusively licensed to Targeted Genetics pursuant to a license agreement entered into between Targeted Genetics and the University of Pennsylvania with the effective date of June 1, 2002. In exchange, AMT agreed to pay Targeted Genetics an upfront payment of $1,750,000 upon execution of the License Agreement, royalties on net sales of Licensed Products (as defined therein), milestone payments upon the achievement of certain product development targets and annual maintenance payments to offset maintenance of the underlying license.

     The rights granted under the License Agreement will allow AMT to use AAV1 in the development and commercialization of therapeutic products for treating type I and type V lipoprotein lipase deficiencies, or LPL deficiencies. LPL deficiency in humans is a severe and debilitating disease associated with extremely high serum triglyceride concentrations, high morbidity and increased mortality. AMT is currently conducting Phase II trials of AMT-011, an AAV1- based therapy for type 1 LPL deficiency.

     Targeted Genetics’ press release regarding entry into the License Agreement is attached as Exhibit 99.1 to this current report and is incorporated herein by reference.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits:

99.1	Press Release of Targeted Genetics Corporation dated December 12, 2006

SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

TARGETED GENETICS CORPORATION

By:	/s/ David J. Poston
David J. Poston
Vice President Finance and Chief Financial Officer

Dated: December 14, 2006

INDEX TO EXHIBITS

99.1	Press Release of Targeted Genetics Corporation dated December 12, 2006